Exhibit 21.1

SUBSIDIARIES OF REGISTRANT

MicroStrategy Incorporated’s subsidiaries as of February 18, 2011 are listed below.

821,393 LLC (Delaware)	MicroStrategy France SARL (France)

Alert Media Group LLC (Delaware)	MicroStrategy Holdings (Hong Kong) Co. Limited (Hong Kong)

Alert Media Group II LLC (Delaware)	MicroStrategy Ibérica, S.L.U. (Spain)

Angel.com Incorporated (Delaware)	MicroStrategy India Private Limited (India)

MicroStrategy Administration Corporation (Delaware)	MicroStrategy International Limited (Bermuda)

MicroStrategy Management Corporation (Delaware)	MicroStrategy International II Limited (Bermuda)

MicroStrategy Services Corporation (Delaware)	MicroStrategy Italy S.r.l. (Italy)

Strategy.com Incorporated (Delaware)	Microstrategy Japan Kabushiki Kaisha (MicroStrategy Japan Inc.) (Japan)

Strategy Network Incorporated (Delaware)	MicroStrategy Korea Co., Ltd. (Korea)

AMG International C.V. (Netherlands)	MicroStrategy Limited (United Kingdom)

Alert Media Group International B.V. (Netherlands)	MicroStrategy México, S. de R.L. de C.V. (Mexico)

MicroStrategy Austria GmbH (Austria)	MicroStrategy Poland sp. z o. o. (Poland)

MicroStrategy Belgium BVBA (Belgium)	MicroStrategy Portugal, Sociedade Unipessoal, Lda. (Portugal)

MicroStrategy Beijing R&D Center (China)	MicroStrategy Pty. Ltd. (Australia)

MicroStrategy Benelux B.V. (Netherlands)	MicroStrategy Singapore Pte. Ltd. (Singapore)

MicroStrategy Brasil Ltda. (Brazil)	MicroStrategy Software (Shanghai) Co., Ltd. (China)

MicroStrategy Canada Incorporated (Canada)	MicroStrategy South Africa (Proprietary) Limited (South Africa)

MicroStrategy China Technology Center Ltd. (China)	MicroStrategy Sweden AB (Sweden)

MicroStrategy Denmark ApS (Denmark)	MicroStrategy Switzerland GmbH (Switzerland)

MicroStrategy Deutschland GmbH (Germany)	Strategy.com International Limited (Bermuda)